Exhibit 10.1

Offer to Lease

FROM:	Clean Power Concepts inc.
1620 McAra Street Regina, SK. S4N 6H6 (the "Tenant")
TO:	101142131 Saskatchewan Limited
8503 Wascana Gardens Road Regina, S4V1G1 (the "Landlord")

The Tenant hereby offers to lease from the Landlord the land and building located at LOT 6 BLOCK 4 PLAN 82R5537 of approximately 3.2 acres (the "Premises") and subject to the following terms and conditions:

1.	Term. The term of the lease (the "Term") shall be commencing on January 1st, 2012 (the "Commencement Date") through and including December 31st 2013.
2.	Rental. The annual rental ("Rent") for the Term shall be $60,000 plus applicable taxes payable in equal monthly instalments of $5000.00 {plus applicable taxes) in advance on the first day of each month commencing on the Commencement Date. The Tenant shall also pay all realty taxes, business taxes, heating, hydro, water, fire insurance, public liability insurance, maintenance and snow removal costs if any associated with the Premises, save and except for repairs of a capital nature, it being understood that the Rent is carefree and net to the Landlord.
3.	Option to Renew. Provided that the Tenant is not in default under the lease, the Tenant shall have the option, exercisable upon no less than six (6) months prior written notice to the Landlord, to renew the Term for one further term of 5 years. The terms and conditions of the renewal term shall be the same as in the original Term except as to rental which shall be agreed to between the Landlord and the Tenant, and except as to any further rights of renewal. In the event that the Landlord and Tenant are unable to agree on the rental rate for a renewal term, the matter will be submitted to arbitration pursuant to the applicable law then in effect.
4.	Deposit. The Tenant hereby submits a cheque in the sum of $100.00 payable to the Landlord as a deposit pending completion or other termination of this Offer to be applied against the first month's rent of the initial Term. Upon acceptance of this Offer by the Landlord, the Tenant will provide the Landlord with the further sum of as a further deposit pending completion or other termination of this Offer to be applied against the last month's rent of the Term. In the event that this transaction is not completed in accordance with the terms and conditions hereof or this Offer is not accepted by the Landlord, all deposits submitted to the Landlord shall be forthwith returned to the Tenant.
5.	Formal Lease. A formal lease shall be drawn up by the Landlord and executed by both parties forthwith, subject to the Tenant's solicitor's reasonable approval. The lease shall incorporate all of the provisions of this Offer to Lease.
6.	Use. The Premises shall be used for the proposed oilseed crushing facility and any other uses ancillary thereto. The Landlord warrants that such use shall be lawful for the Premises.
7.	Occupancy. The Tenant shall be given vacant possession to the Premises on or before the Commencement Date. The Landlord acknowledges that as of the Commencement Date there will be no existing leases, options to lease, rights of renewal or any other leasehold interest in the property.
1

8.	Alterations to Building. The Tenant shall be permitted to make such alterations, expansions or renovations to buildings, new building set-up ("Tenant's Work") as it so chooses, provided that all plans for such work shall require the Landlord's consent, such consent not to be unreasonably withheld. The Tenant's Work shall in all instances be in accordance with all municipal building codes, by-laws and other governmental authorities.
9.	Compliance with Municipal Requirements. The Landlord warrants that the building has been constructed in accordance with all municipal building and zoning by-laws and in accordance with all the requirements of all the relevant governmental authorities having jurisdiction. The Landlord further warrants that all the construction, plumbing, hydro and any other permit fees and utility connection costs, where applicable, have been or will be paid in full by the Landlord on or before the date of possession hereof.
Any equipment and/or fixtures installed by the Tenant on the Premises may be removed by the Tenant at the end of the Term or any subsequent renewal term as the case may be, provided that any damage caused by such removal, normal wear and tear excepted, shall be reasonably repaired by the Tenant at the Tenant's own expense. Upon expiry or earlier termination of the Lease, the Tenant will not be responsible for removing any Leasehold improvements or restoring the Premises to its original condition.
10.	Signage. The Tenant shall have the right to erect and exhibit such signs and sign structures as it deems necessary, identifying the Tenant and the Tenant's business activities, on the Premises, at the Tenant's own expense, subject to existing municipal by-laws and requirements. Upon termination of the Lease the Tenant shall be permitted to remove all such signage at its own expense but shall repair any damage caused to the Premises by such removal.
11.	Assignment and Subletting. The Tenant shall have the right to assign or sublet its interest in all or part of the Premises or the lease at any time or times upon the prior written approval of the Landlord, such approval not to be unreasonably withheld.
12.	Severability. If any paragraph of this Offer or any portion thereof is determined to be unenforceable or invalid by the decision of any court of competent jurisdiction, which determination is not appealed or appealable, for any reason whatsoever, such unenforceability or invalidity shall not invalidate the whole Offer, but the Offer shall be construed as if it did not contain the particular provision held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.
13.	Entire Agreement. it is understood and agreed that the terms and conditions contained herein constitute the entire agreement between the parties hereto and there are no covenants, representations, warranties or agreements whether express or implied except as expressly set out herein.
14.	Subject to: This offer is subject to the lessee securing receiving all necessary environmental and municipal permits.

2

15.	Binding Agreement. The parties agree that upon acceptance of this Offer by the Landlord this agreement shall constitute a binding agreement between the parties hereto.
16.	Irrevocability. This Offer shall be irrevocable until 5:00 p.m. on September 23rd, 2011 after which time, if not accepted; this Offer shall be null and void.

/s/ [Illegible]
Clean Power Concepts Inc.

/s/ [Illegible]
Witness

The undersigned hereby accepts the above Offer this 17th day of September, 2011

/s/ [Illegible]
101142131 Saskatchewan Ltd.

/s/ [Illegible]
Witness

3